Exhibit 99.1

March 15, 2011

Eagle Rock Announces the Resumption of its East Texas Oil and Gas Production

Eagle Rock Energy Partners, L.P. (the “Partnership” or “Eagle Rock”) (NASDAQ: EROC) announced today that a majority of its East Texas oil and gas production has been returned to production following the start up of the Tristream Energy, LLC owned and operated Eustace treating and processing facility.  The Partnership’s East Texas oil and gas production had been shut-in since August 11, 2010 as a result of Tristream’s unscheduled shut down of, and extended time for repairs on, the Eustace facility.  Eagle Rock anticipates that its remaining shut-in wells will be returned to production over the next few weeks as the Eustace facility returns to full operating capacity.  The Partnership will continually monitor its wells over the coming weeks and months to determine if the extended shut-in has negatively impacted the production or reservoir performance of its assets.

About the Partnership

The Partnership is a growth-oriented master limited partnership engaged in two businesses: a) midstream, which includes (i) gathering, compressing, treating, processing and transporting natural gas; (ii) fractionating and transporting natural gas liquids; and (iii) marketing natural gas, condensate and NGLs; and b) upstream, which includes acquiring, exploiting, developing, and producing hydrocarbons in oil and natural gas properties.  Its corporate office is located in Houston, Texas.

Contacts:

Eagle Rock Energy Partners, L.P.
Jeff Wood, 281-408-1203
Senior Vice President and Chief Financial Officer

Adam Altsuler, 281-408-1350

Director, Corporate Finance and Investor Relations